UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

AFFYMAX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33213	77-0579396
(Commission File Number)	(IRS Employer Identification No.)

4001 Miranda Avenue

Palo Alto, CA 94304

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (650) 812-8700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT; AND ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Affymax, Inc. (the “Company”) and Takeda Pharmaceutical Company Limited (“Takeda,” and collectively with Affymax, the “Parties”) entered into the Fourth Amendment (the “Amendment”) to the February 13, 2006 and June 27, 2006 Collaboration and License Agreements to amend and restate the ongoing respective roles and responsibilities and related commitments and financial terms between the Parties, including the termination of the Collaboration and License Agreement dated as of February 13, 2006, under which Affymax has granted Takeda a certain right and license for the development and commercialization in Japan of OMONTYS, as amended by the First Amendment, dated April 1, 2007, the Second Amendment, dated January 1, 2008 and the Third Amendment, dated November 7, 2011, as well as the related manufacturing supply, safety, quality and co-promotion agreements between the parties. The Amendment changes the economics from a profit-sharing arrangement to a milestone and royalty-based compensation structure to Affymax effective as of April 1, 2013, and is part of the Company’s ongoing restructuring efforts resulting from the voluntary recall announced on February 23, 2013 related to OMONTYS® (peginesatide) Injection, the suspension of U.S. marketing and promotional activities, and the ongoing investigation with the U.S. Food and Drug Administration, or FDA.

The Amendment effectuates a transfer of regulatory responsibilities, including the OMONTYS New Drug Application, or NDA, and all manufacturing, and development responsibilities from the Company to Takeda as soon as practicable but in any event prior to April 30, 2013 with related transition services and support. Takeda has agreed to reimburse the Company for certain personnel costs to assist in the transition and investigation activities for the month of April in order to support the planned transition. Takeda receives a worldwide, exclusive royalty-bearing license under Affymax and joint Takeda-Affymax patents to develop, manufacture and commercialize OMONTYS.

As a result of the Amendment, Takeda assumes full responsibility for OMONTYS, including the ongoing recall and investigation of OMONTYS as well as any subsequent decisions as to whether the product may be subject to re-introduction if Takeda is able to complete the investigation and address the safety concerns to the satisfaction of the FDA. If Takeda decides to re-introduce OMONTYS, all of which is highly uncertain, the Company is eligible to receive royalties and (i) potential commercial milestone payments totaling up to $180 million of which $10 million is payable upon the first commercial sale after re-introduction of OMONTYS in the U.S., of which a $10 million and another $10 million relates to U.S. sales-based milestones, and of which $150 million relates to sales-based milestones in amounts as previously disclosed outside of the U.S. but now including Japan as a result of the Amendment and (ii) a potential development milestone payment of $5 million payable either upon regulatory approval in the E.U. or Japan. The royalties are tiered in the range of 13-17% with respect to net sales in the U.S. and in the range of 13-24% depending on the level of net sales by Takeda worldwide ex- U.S.

The foregoing summary of material terms is qualified in its entirety by reference to the Amendment, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ITEM 5.02.   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS. AND ITEM 8.01. OTHER EVENTS.

As previously disclosed, on March 18, 2013, the Company announced a reduction in force of approximately 75% of its workforce. As part of the Company’s ongoing efforts to restructure its operations in order to further reduce operating costs, and in view of the transfer of responsibilities to Takeda which is expected to be completed by April 30, 2013, the Company is commencing a process to notify substantially all remaining employees of estimated dates of separation, including named executive officers Anne-Marie Duliege and Karin Walker, pursuant to the 60-day notice requirement under the Worker Adjustment and Retraining Notification Act while it evaluates which few individuals may continue as employees to support ongoing operations of the Company as the restructuring continues. The Company has initiated efforts to retain a restructuring firm during the transition period.  As the Company completes its assessment and transition of its business following the Takeda amendment, the Company expects that a small number of employees are likely to remain to support the ongoing operations of the Company.

The recall of OMONTYS has severely harmed the Company’s business, financial condition, and prospects as a going concern and even with the transition of responsibilities effectuated by the Amendment and the further reductions in force, these planned cost reductions may not be sufficient. The Company continues to take steps to reduce its outstanding obligations to third parties, and is dependent on those efforts to continue operations even in the near term, which may not be successful. The recall has also limited the Company’s access to funds. The Company may be unable to continue its operations or to defend the existing and potential future litigation, particularly with the planned reductions in force and in view of the Company’s limited resources and funds. The Company may continue to explore various strategic alternatives, including a sale of the Company or its assets or a corporate merger. The Company is considering all possible alternatives, including further restructuring activities, wind-down of operations or bankruptcy proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC.

Dated: April 10, 2013	By:	/s/ Herb Cross
Herb Cross Chief Financial Officer